AMENDMENT TO TRANSACTION BONUS AGREEMENT
This Amendment (the “Amendment”) is dated as of November 8, 2022 (“Effective Date”) amending the Transaction Bonus Agreement dated as of May 11, 2022 (the “TBA”) by and between Mike Willoughby (the “Executive”), PFSweb, Inc., (“PFSW”) and Priority Fulfillment Services, Inc. (the “Company” and, together with the PFSW, the “Companies”) (each a “Party,” and collectively, the “Parties”).
WHEREAS, the Companies are currently exploring potential strategic alternatives, which may involve a transaction that could result in a Change of Control (a “Transaction”) pursuant to a definitive transaction agreement (a “Transaction Agreement”);
WHEREAS, the continuing efforts of the Executive are necessary to the successful outcome of securing a Transaction and the completion of the same and, should the Board of Directors of PFSW (the “Board”) authorize the Company to enter into any such Transaction, would be necessary to the successful negotiation and execution of a Transaction Agreement and consummation of the transactions contemplated by any such Transaction Agreement (the “Closing”);
WHEREAS, as an inducement to the Executive to remain employed by the Company or PSFW, as the case may be, for the purpose of assisting with the consummation of such a Transaction, the Company has agreed to extend the time period in which the Closing of a Transaction may occur, and the Parties have agreed to modify this TBA as set forth herein.
1. Modification. As of the Effective Date of this Amendment, Section 1(a) of the TBA shall hereby be amended as agreed by the Compensation Committee of the Board of Directors to define the “Outside Closing Date” from December 31, 2022 as stated therein to a date specific of December 31, 2023.
Except as modified in this Amendment, all other terms and conditions of the TBA remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Amendment as of the day and year first above mentioned.

COMPANIES                        EXECUTIVE

By:__/s/ Mercedes De Luca_________            _/s/ Michael Willoughby____________
Name: Mercedes De Luca                         Mike Willoughby
Title: Chair of Compensation Committee             CEO, PFSW and PFS
of PFSW